UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 13, 2023

Talos Energy Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38497	82-3532642
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Clay Street, Suite 3300 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 328-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TALO	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company.  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 13, 2023, Mr. Shannon E. Young III, the Executive Vice President and Chief Financial Officer of Talos Energy Inc. (the “Company”), notified the Company that he was resigning from his position of Executive Vice President and Chief Financial Officer, effective as of June 30, 2023 (the “Separation Date”), to accept a similar role at a large exploration and production (“E&P”) company. Mr. Young’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Young will not receive any severance payments or benefits in connection with his resignation. In connection with the foregoing, the Company’s Board of Directors (the “Board”) has appointed Mr. Sergio L. Maiworm, Jr., as successor to Mr. Young, in the role of Chief Financial Officer and Senior Vice President, to be effective on July 1, 2023.

Mr. Maiworm, age 42, has served as the Vice President of Finance, Investor Relations and Treasurer of the Company since May 2019. Mr. Maiworm joined the Company in April 2018 as Director of Finance and Investor Relations. Prior to joining the Company, Mr. Maiworm was an energy investment banker with Deutsche Bank from September 2015 to April 2018, where he advised clients in the E&P sector on public and private capital raisings and strategic transactions. Before Deutsche Bank, Mr. Maiworm was a Manager in the global Mergers & Acquisitions group of Royal Dutch Shell plc based in Houston from October 2013 to September 2015. Previously, Mr. Maiworm served as a Director of Finance at ION Geophysical Corporation and spent over eight years at Transocean Ltd., where he held positions of increasing responsibility in accounting and finance in Houston, Brazil and Switzerland. Mr. Maiworm started his career in the Audit practice of Deloitte & Touche in 2004. Mr. Maiworm earned a B.S. in Business Administration from the Pontificia Universidade Catolica do Rio de Janeiro (PUC-Rio) and an M.B.A. from the McCombs School of Business at the University of Texas at Austin. Mr. Maiworm is also a graduate of Harvard Business School’s General Management Program.

There was no arrangement or understanding between Mr. Maiworm and any other person(s) pursuant to which he was selected to be Chief Financial Officer and Senior Vice President of the Company, and Mr. Maiworm does not have any family relationships with any of the Company’s executive officers or directors. Mr. Maiworm is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In connection with Mr. Maiworm’s promotion, (i) the Board determined that, effective as of July 1, 2023, Mr. Maiworm’s base salary will be increased to $425,000 and his target annual incentive program award will be increased to 80% of his base salary (prorated for 2023), (ii) the Company will grant (a) restricted stock units with a value of approximately $115,500, which generally vest in three equal tranches on each of the first three anniversaries of the date of grant, subject to continued employment with the Company and (b) performance share units with a target value of approximately $234,500, with a performance period from 2023 through 2025, to Mr. Maiworm pursuant to the Talos Energy Inc. 2021 Long Term Incentive Plan and (iii) the Company entered into a customary indemnification agreement (the “Maiworm Indemnification Agreement”), in the form previously approved by the Board, with Mr. Maiworm.

The foregoing description of the Maiworm Indemnification Agreement is only a summary and is qualified in its entirety by the terms of such agreement, a copy of which is filed hereto as Exhibit 10.1.

Item 7.01	Regulation FD Disclosure.

On June 15, 2023, the Company issued a press release announcing the resignation of Mr. Young and the appointment of Mr. Maiworm. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained in this Item 7.01, including the exhibits, shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Description

10.1†	Indemnification Agreement (Sergio L. Maiworm, Jr.).

99.1	Press Release dated June 15, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†	Identifies management contracts and compensatory plans or arrangements.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALOS ENERGY INC.

Date: June 15, 2023	By:	/s/ William S. Moss III
	Name:	William S. Moss III
	Title:	Executive Vice President, General Counsel and Secretary

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